EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Findwhat.com for the registration of 837,510 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 2004, with respect to the consolidated financial statements and schedule of Findwhat.com included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
May 6, 2004